FOR IMMEDIATE RELEASE

For Additional Information Contact:
David B. Barbour, President and Chief Executive Officer
Lisah M. Frazier, Chief Financial Officer and Chief Operating Officer
(606) 325-4789
Fax (606) 324-1307
www.bank-anywhere.com

CLASSIC BANCSHARES, INC. REPORTS A 22% INCREASE IN YEAR-TO-DATE
EARNINGS PER SHARE AND DECLARES A CASH DIVIDEND

Ashland, Kentucky, -- January 23, 2001 -- Classic Bancshares, Inc. (NASDAQ - CLAS) reported adjusted cash net income (which excludes amortization of goodwill) of $384,000 for the third quarter ended December 31, 2000 compared to adjusted cash net income of $341,000 for the same period in 1999. Adjusted cash net income per diluted share was $.36 for the three months ended December 31, 2000 compared to $.29 for the same period in 1999. Adjusted cash net income for the nine months ended December 31, 2000 was $1.0 million compared to $962,000 for the same period in 1999. Adjusted cash net income per diluted share was $.95 for the nine months ended December 31, 2000 compared to $.83 for the same period in 1999.

Net income for the third quarter ended December 31, 2000 was $320,000 or $.30 per diluted share compared to $278,000, or $.24 per diluted share for the same period in 1999. Net income for the nine months ended December 31, 2000 was $898,000, or $.83 per diluted share compared to $791,000, or $.68 per diluted share for the same period in 1999.

Classic Bancshares' assets increased $8.5 million from $175.3 million at March 31, 2000 to $183.8 million at December 31, 2000 primarily due to an increase in loans. Loans increased $9.1 million from $127.8 million at March 31, 2000 to $136.9 million at December 31, 2000. Deposits increased $5.6 million from $134.9 million at March 31, 2000 to $140.5 million at December 31, 2000. The Company was able to deploy the funds from the deposit growth primarily into commercial real estate, consumer and commercial business loans that typically yield more than residential loans.

Total non-performing assets were .7% of total assets at December 31, 2000 compared to .6% at March 31, 2000. The Company recorded a provision for loan losses of $203,000 for the nine-month period and had net charge-offs of $135,000 for the nine-month period resulting in an allowance for loan losses of $1.4 million at December 31, 2000. The allowance at December 31, 2000 was equal to 144% of total non-performing loans, 115% of non-performing assets and 1.0% of total loans receivable.

Chief Financial Officer and Chief Operating Officer, Lisah M. Frazier stated that, "This quarter represents the tenth consecutive quarter of increased earnings per share. The Company continues to experience increased earnings as a result of the implementation of the Company's strategic plan which dictates growth in higher yielding loans while maintaining strong asset quality, the growth of transactional deposit accounts with less reliance on higher cost certificates of deposit and also utilizing other sources of funds such as borrowings when rates are attractive and a leveraging of fixed overhead costs through continued growth. The Company has been successful in the growth and

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diversification of loans and deposits for a period of time. The leveling of overhead expenses is the result of continued consolidation efforts of the Company's operations and increased efficiencies. A new branch office is being constructed in the Paintsville area which will have some negative impact on overhead costs in future periods; however, the new updated facility should place improve the Company's competitive position in the Paintsville market."

Net interest income was $1.6 million for the third quarter ended December 31, 2000 and 1999. The net interest margin decreased to 4.0% for the quarter ended December 31, 2000 compared to 4.2% for the same period in 1999. Net interest income increased $283,000 to $4.8 million for the nine months ended December 31, 2000 compared to $4.5 million for the same period in 1999. The net interest margin decreased to 4.1% for the nine months ended December 31, 2000 compared to 4.3% for the same period in 1999. The increase in net interest income was due to an increase in interest income as a result of an increase in the average volume of loans and the origination of higher yielding loans offset by an increase in interest expense due to rising interest rates during the nine-month period.

Non-interest income was $299,000 for the quarter ended December 31, 2000 compared to $266,000 for the quarter ended December 31, 1999. Non-interest income was $809,000 for the nine months ended December 31, 2000 compared to $671,000 for the nine months ended December 31, 1999. Non-interest income increased primarily due to an increase in fees and service charges on deposit accounts. The increase in fees and service charges on deposits is the result of increased product offerings, an increased deposit base and aggressive pricing strategies.

Non-interest expense was $1.4 million for the quarter ended December 31, 2000 and 1999. Non-interest expense was $4.2 million for the nine months ended December 31, 2000 compared to $4.0 million for the same period in 1999. Non-interest expenses increased primarily due to an increase in salaries and employee benefits, occupancy expense and marketing and promotions expense.

Stockholders' equity was $20.1 million at December 31, 2000 compared to $19.0 million at March 31, 2000. The increase is due primarily to an increase the market value of available for sale securities.

Classic Bancshares, Inc. also announced that the Company will pay a quarterly cash dividend of $.08 per share. The dividend will be payable on February 12, 2001 to shareholders of record on January 29, 2001.

Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has two subsidiaries, Classic Bank and First National Bank of Paintsville. Classic Bank operates at 344 Seventeenth Street, Ashland, Kentucky with three branch offices located in Boyd, Greenup and Carter counties. First National Bank of Paintsville operates at 240 Main Street, Paintsville, Kentucky with one branch office located in Johnson County.

When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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SELECTED FINANCIAL DATA

The following table sets forth selected financial data of Classic Bancshares, Inc. as of December 31, 2000 and
March 31, 2000 and for the three and nine months ended December 31, 2000 and 1999.
	December 31, 2000	March 31, 2000
	(In Thousands)
Selected Financial Condition Data:
Total Assets	$183,779	$175,254
Cash and other interest bearing deposits with other financial institutions	4,539	5,354
Loans receivable, net	136,931	127,808
Investment securities:
Available for sale	25,942	25,135
Mortgage-backed securities:
Available for sale	2,896	3,230
Goodwill	5,618	5,809
Deposits	140,497	134,897
Federal funds purchased and securities sold under
Agreement to repurchase	2,980	2,688
FHLB advances	18,296	17,075
Stockholders' Equity, subject to certain restrictions	20,076	18,999
  Net interest income after provision* - Adjusted to exclude amortization of goodwill
	Three Months Ended December 31,		Nine Months Ended December 31,
	2000	1999	2000	1999
	(In Thousands)
Selected Operations Data:
Total interest income	$ 3,506	$ 3,093	$10,249	$ 8,787
Total interest expense	1,916	1,536	5,467	4,288
Net interest income	1,590	1,557	4,782	4,499
Provision for loan losses	80	73	203	160

for losses on loans	1,510	1,484	4,579	4,339
Fees and service charges	253	200	690	519
(Loss) gain on sale of securities	-	-	-	(3)
Other noninterest income	46	66	119	155
Total noninterest income	299	266	809	671
Total noninterest expense	1,374	1,395	4,201	3,998
Income before income taxes	435	355	1,187	1,012
Income tax expense (benefit)	115	77	289	221
Net income	$320	$278	$898	$791
Amortization of goodwill	64	63	127	171
Adjusted cash net income	$384	$341	$1,025	$962
Basic earnings per share	$0.30	$0.25	$0.83	$0.70
Adjusted cash basic earnings per share*	$0.36	$0.30	$0.95	$0.85
Fully diluted earnings per share	$0.30	$0.24	$0.83	$0.68
Adjusted cash fully diluted earnings per share*	$0.36	$0.29	$0.95	$0.83

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	At or for the Three Months Ended December 31,		At or for the Nine Months Ended December 31,
	2000	1999	2000	1999
Other Data:
Return on average assets (ratio of annualized
net income to total average assets)	.7%	.6%	.6%	.6%
Return on average equity (ratio of annualized
net income to total average equity)	6.5	5.8	6.2	5.4
Net interest margin** (FTE)	4.0	4.2	4.1	4.3
Non-performing assets to total assets	0.7	0.6	0.7	0.6
Allowance for loan losses to non-performing loans	144.3	163.1	144.3	163.1
Allowance for loan losses to loans receivable, net	1.0	1.0	1.0	1.0
Adjusted non-interest expenses/ Total revenues***	66.3	64.5	69.5	70.6
Book value per share	$17.43	$15.62	$17.43	$15.62
Tangible book value per share	$12.55	$10.95	$12.55	$10.95
Total shares outstanding	1,151,956	1,232,500	1,151,956	1,232,500
Number of full service offices	6	6	6	6
Number of ATM locations	14	14	14	14

** Net interest income (FTE) annualized divided by average earning assets.

*** Adjusted non-interest expense excludes amortization of goodwill

 Total revenues = Net interest income (FTE) + non-interest income